Exhibit 99.1

Ellington Residential Mortgage REIT Reports Second Quarter 2013 Results
OLD GREENWICH, Connecticut—August 14, 2013
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended June 30, 2013.
Summary of Financial Results

•	Incurred a net loss for the quarter of $9.7 million or $1.55 per share.

•	Primary driver of net loss was net realized and unrealized losses on Agency RMBS.

•	Core Earnings[1] for the quarter was $1.3 million or $0.21 per share.

•	Book value declined 5.5% to $18.57 per share as of June 30, 2013 from $19.65 per share as of March 31, 2013.

•	Net realized and unrealized gains on hedges successfully offset roughly three quarters of the net realized and unrealized losses on RMBS assets.

•	Much of the book value decline was the result of the significant widening in Agency RMBS yield spreads during the quarter.

•
Looking forward, this yield spread widening has enabled Agency RMBS to provide a much “higher quality” net interest margin, in that the wider spreads coincide with a higher interest rate environment in which prepayment risk and policy risk are substantially reduced.

•
Weighted average yield on the Agency and non-Agency RMBS portfolio was 2.8% for the quarter, while average cost of funds excluding interest rate swaps was 0.38% and including interest rate swaps was 1.19%.

•	In May 2013, the Company completed an initial public offering and concurrent private placement resulting in net proceeds to the Company of $148.5 million.

•	Proceeds were fully invested as of June 30, 2013.

•	Declared second quarter dividend of $0.14 per share in June 2013.

•	Debt-to-equity ratio of 7.2:1 as of June 30, 2013.

•	The Company's Board of Trustees has authorized a $10 million share repurchase program.
Second Quarter 2013 Results
For the quarter ended June 30, 2013, the Company had a net loss of $9.7 million or $1.55 per share. The net loss was primarily the result of net unrealized losses stemming from declines in value of the Company's portfolio of real estate securities, principally Agency RMBS. As of June 30, 2013, the Company's real estate securities consisted of $1.303 billion of Agency "specified" pools (all of which were fixed rate pools), $38.8 million of non-Agency RMBS, and $9.9 million of interest only securities. Specified pools are Agency pools with special prepayment characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other prepayment characteristics. Agency pool prices plummeted in the second quarter, as uncertainty around the future of the Federal Reserve's accommodative monetary policies drove the benchmark 10-year U.S. Treasury yield to its highest level in almost two years. The 10-year U.S. Treasury yield ended the quarter at 2.49%, up sharply from a year-to-date low of 1.63% on May 2nd, the day after the Company priced its initial public offering, and as compared to 1.85% at the end of March. Net realized and unrealized losses from the Company's real estate securities were $48.8 million. Roughly three quarters of these net realized and unrealized losses were offset during the quarter by $36.7 million of net realized and unrealized gains from the Company's interest rate hedges which, as of June 30, 2013, were in the form of interest rate swaps and net short positions in TBAs ("To-Be-Announced" Agency pools).
During the quarter, the Company deployed the vast majority of the proceeds from its IPO in its primary targeted asset class, Agency pools. As interest rates rose precipitously following the IPO, prices of Agency pools fell sharply, with lower coupon securities faring the worst. The general components of the declines in Agency RMBS were as follows: (1) interest rates rose; (2) pools extended in duration as expected future prepayments declined, thus exacerbating the price declines; (3) Agency RMBS, as the primary focus of the Federal Reserve's buying efforts, came under particular selling pressure, so Agency RMBS widened dramatically relative to U.S. Treasuries and swaps; and (4) "pay-ups" (i.e., price premiums over TBAs) for specified Agency pools contracted significantly, as a direct and indirect result of the dramatic increase in interest rates.
"The last two months of the second quarter were extremely challenging for the Agency RMBS market, as interest rates surged and many market participants came under great pressure to sell assets and reduce risk," said Laurence Penn, Chief Executive Officer and President of the Company. "By remaining extremely disciplined in our hedging strategy, we were able to offset significant losses and contain our book value decline. While in one sense it was unfortunate that these extreme dislocations

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

occurred within just days of the completion of our initial public offering, the good news is that looking forward, Agency RMBS are now providing significantly greater net interest margins. It is important to note that while we've been actively rotating the portfolio in response to the new market environment, at no time were we ever under pressure to sell any asset. In fact, we've been adding assets at what we view to be exceptional entry points, and we still have dry powder should we wish to use it. Our belief in the Agency RMBS investment opportunity is as strong as ever, and we believe that our opportunistic and dynamic investment style is ideally suited for the new investment environment, where the competition for assets is noticeably lower than it was just a couple of months ago. Furthermore, even though prepayment uncertainty has declined substantially as a result of the recent spike in mortgage rates, yield spreads have actually increased, which means that the Agency RMBS market now offers significantly higher rewards with significantly less risk. Finally, we are pleased to announce that our Board of Trustees has authorized a $10 million share repurchase program."
As it deployed the proceeds of the IPO during the quarter, the Company also implemented its hedging program, primarily using a mix of interest rate swaps and short TBA positions. However, as interest rates rose, future expected prepayments declined, and as a result the Company's assets lengthened in expected duration. To better hedge against these movements, the Company employed a dynamically managed hedging strategy whereby it extended the terms of its interest rate swaps throughout the selloff (the TBA hedging positions "automatically" extend in expected duration). While the interest rate swap hedges, even dynamically managed, were less effective than the TBA hedges, overall the Company was able to mitigate much of the impact of the surge in interest rates. As of June 30, 2013, the Company's hedging portfolio consisted of approximately $781 million (notional amount) of interest rate swaps with a weighted average remaining term of approximately 9.5 years, and approximately $429 million (underlying market value) of short TBA positions.
Volatility in the Agency RMBS market will likely continue to be tied to actions of the Federal Reserve and its ongoing asset purchase programs. Continued improvement in the U.S. economy, particularly in the form of declines in unemployment and the ongoing recovery in the housing market, have only added to speculation that the Federal Reserve will begin to wind down its asset purchase programs—and possibly even begin selling assets—earlier than previously predicted. However, while some statements from the Federal Reserve have supported the notion of a tapering of its accommodative monetary policies, more recently the Federal Reserve has taken steps to reiterate its earlier view that the U.S. economy is still in need of support and that its policies will be necessary for the foreseeable future. While the Federal Reserve's eventual exit from quantitative easing could expand the opportunities for the Company in the Agency RMBS market in the long term, it will no doubt cause a period of significant uncertainty. This uncertainty reinforces the importance of hedging.
In the non-Agency RMBS market, the rally of the past year continued through the first half of the second quarter. Because home prices serve as one of the most important determinants of future cash flows in distressed non-Agency RMBS, the ongoing positive momentum in home prices continued to fuel prices for non-Agency RMBS through mid-May. However, in the latter part of the quarter, prices of non-Agency RMBS were also negatively impacted by the surge in interest rates that impacted Agency RMBS and other fixed income sectors. Also weighing on non-Agency RMBS prices was the sale in late May of a $9 billion portfolio of non-Agency RMBS by a large British bank. This increased supply and the dramatic rise in interest rates were the major contributors to the overall decline in non-Agency RMBS prices. As of June 30, 2013, the Company's non-Agency RMBS portfolio was $38.8 million as compared to $12.4 million as of March 31, 2013.
The Company completed an initial public offering and concurrent private placement of its common shares in May 2013, which generated net proceeds to the Company of $148.5 million. While the latter half of the second quarter was marked by very high volatility and declining asset prices, as the Company deployed its offering proceeds it was able to benefit, at least in part, from better entry points into the market for RMBS that were a by-product of the increased volatility. The weighted average yield on the Company's portfolio of Agency and non-Agency RMBS was 2.82% for the quarter ended June 30, 2013. The weighted average cost of funds including interest rate swaps was 1.19%, resulting in a net interest margin for the quarter of 1.63%.
The Company's book value per share was $18.57 as of June 30, 2013, a 5.5% decline from book value per share as of March 31, 2013 of $19.65. A second quarter dividend of $0.14 per share was declared in June 2013 and paid in July 2013.
For the quarter ended June 30, 2013, Core Earnings was $1.3 million or $0.21 per share. Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

Real Estate Securities
The following table summarizes the Company's portfolio of real estate securities as of June 30, 2013 and March 31, 2013:

	June 30, 2013					March 31, 2013
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed rate mortgages	$138,155	$142,249	$102.96	$144,771	$104.79	$—	$—	$—	$—	$—
30-year fixed rate mortgages	1,142,993	1,160,516	101.53	1,204,637	105.39	—	—	—	—	—
Total Agency RMBS	1,281,148	1,302,765	101.69	1,349,408	105.33	—	—	—	—	—
Non-Agency RMBS	62,358	38,810	62.24	38,708	62.07	20,252	12,360	61.03	12,099	59.74
Total RMBS(2)	1,343,506	1,341,575	99.86	1,388,116	103.32	20,252	12,360	61.03	12,099	59.74
Interest only securities	n/a	9,904	n/a	8,886	n/a	n/a	—	n/a	—	n/a
Total Real Estate Securities		$1,351,479		$1,397,002			$12,360		$12,099

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Interest only securities.
Derivatives Portfolio
The following table summarizes the Company's derivatives as of June 30, 2013:

	June 30, 2013
(In thousands)	Notional	Fair Value
Derivative assets, at fair value:
TBA securities purchase contracts	$29,350	$169
TBA securities sale contracts	(324,864)	4,581
Fixed rate payer interest rate swaps	(740,900)	26,516
	(1,036,414)	31,266
Derivative liabilities, at fair value:
TBA securities purchase contracts	45,000	(1,923)
TBA securities sale contracts	(95,300)	(737)
Fixed rate payer interest rate swaps	(40,000)	(320)
	(90,300)	(2,980)
Total	$(1,126,714)	$28,286
As of March 31, 2013, the Company had no derivatives.

Interest Rate Swaps
The following table provides details about the Company's interest rate swaps as of June 30, 2013:

	June 30, 2013
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Years to Maturity
	(In thousands)
2017	$40,000	$181	1.05%	0.27%	3.95
2018	183,000	4,117	1.03%	0.27%	4.89
2020	271,900	8,711	1.61%	0.27%	6.90
2023	204,000	10,192	2.10%	0.27%	9.89
2043	82,000	2,995	3.25%	0.26%	29.94
Total	$780,900	$26,196	1.74%	0.27%	9.48
TBAs
The following table provides (in thousands) additional information about the Company's TBAs as of June 30, 2013:

TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
Purchase contracts:
Assets	$29,350	$28,519	$28,688	$169
Liabilities	45,000	45,909	43,986	(1,923)
Sale contracts:
Assets	(324,864)	(336,878)	(332,297)	4,581
Liabilities	(95,300)	(96,207)	(96,944)	(737)
Total TBA securities, net	$(345,814)	$(358,657)	$(356,567)	$2,090

(1)	Notional amount represents the principal balance of the underlying Agency MBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency MBS.

(3)	Market value represents the current market value of the underlying Agency MBS (on a forward delivery basis) as of June 30, 2013.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of June 30, 2013 and the cost basis and is reported in the Derivative assets, at fair value and Derivative liabilities, at fair value on our Consolidated Balance Sheet.

The Company primarily uses TBAs to hedge interest rate risk, but from time to time it also holds net long positions in certain TBA securities as a means of acquiring exposure to Agency RMBS.
Interest Rate Sensitivity
The following table summarizes, as of June 30, 2013, the estimated effects on the value of the Company's portfolio, both overall and by category, of immediate 50 basis points downward and upward parallel shifts in interest rates.

	Estimated Change in Fair Value
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS, excluding TBAs	$36,088	$(42,502)
TBAs	(8,390)	10,145
Non-Agency RMBS	296	(295)
Interest Rate Swaps	(30,459)	28,660
Repurchase Agreements	(428)	574
Total	$(2,893)	$(3,418)

Repo Borrowings
The following table details the Company's outstanding borrowings under repo agreements as of June 30, 2013:

	June 30, 2013
		Weighted Average
Original Maturity	Borrowings Outstanding	Interest Rate	Days to Maturity
	(In thousands)
30 days or less	$700,812	0.38%	15
31-60 days	289,830	0.37%	44
61-90 days	225,054	0.37%	74
Total	$1,215,696	0.37%	33
As of June 30, 2013, the Company had no outstanding borrowings other than under repurchase agreements. The Company's repo borrowings were with five counterparties as of June 30, 2013 and it had eight available counterparties at that date. Since June 30, 2013, the Company increased its number of available counterparties to nine. As of June 30, 2013, all of the Company's outstanding borrowings were related to Agency RMBS.
Other
The Company incurs an annual base management fee in an amount equal to 1.5% of shareholders' equity (as defined in its management agreement), which is payable quarterly in arrears. The Company expects that, based on its current level of shareholders' equity, its base management fee and operating expenses will, together, approximate 3.3% of shareholders' equity, on an annualized basis. Operating expenses exclude interest expense.
Dividends
On June 18, 2013, the Company's Board of Trustees declared a second quarter dividend of $1.3 million or $0.14 per share, which was paid on July 26, 2013.

Share Repurchase Program
On August 13, 2013, the Company's Board of Trustees approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows the Company to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at the Company's discretion, subject to applicable law, share availability, price and the Company's financial performance, among other considerations.

Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income or net loss, excluding realized gains or losses on sales of securities and termination of interest rate swaps, unrealized gains or losses on real estate securities and interest rate swaps and realized and unrealized gains or losses on TBAs, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes realized and unrealized losses associated with payments and accruals of periodic settlements of interest rate swaps. Core Earnings is a supplemental non-GAAP financial measure. We believe Core Earnings provides information useful to investors, because it is a metric used by management to assess our performance and to evaluate the effective net yield provided by our portfolio. Moreover, one of our objectives is to generate income from the net interest margin on our portfolio and we use Core Earnings to help measure the extent to which we are achieving this objective. However, because Core Earnings is an incomplete measure of our financial results and differs from net income or net loss computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three month and six month periods ended June 30, 2013, the Company's Core Earnings on a consolidated basis to the line on its Consolidated Statement of Operations entitled Net Loss, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended June 30, 2013	Six Month Period Ended June 30, 2013
Net Loss	$(9,704)	$(8,574)
Less:
Net realized losses on real estate securities	(3,006)	(2,117)
Net realized gains on derivatives	8,376	8,376
Change in net unrealized losses on real estate securities	(45,784)	(45,629)
Change in net unrealized gains on derivatives	28,286	28,286
Sub-Total	2,424	2,510
Plus:
Net realized and unrealized losses on periodic payments of interest rate swaps	(1,111)	(1,111)
Core Earnings	$1,313	$1,399
Weighted Average Shares Outstanding	6,248,763	3,953,820
Core Earnings Per Share	$0.21	$0.35
About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust, or "REIT," that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. The Company intends to make the election to be taxed as a REIT when it files its tax return for the short taxable period May 1, 2013 through December 31, 2013. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Thursday, August 15, 2013, to discuss its financial results for the quarter ended June 30, 2013. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 10591374. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Thursday, August 15, 2013, at approximately 2:00 p.m. Eastern Time through Thursday, August 22, 2013 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 10591374. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, management's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, estimated effects on the fair value of the Company's MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the Company's share repurchase program, including the amount of shares to be repurchased, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Exhibit 99.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2013	March 31, 2013	June 30, 2013
(In thousands except share amounts)
INTEREST INCOME
Interest income	$4,310	$283	$4,592
Interest expense	(525)	—	(525)
Total net interest income	3,785	283	4,067
EXPENSES
Management fees	703	119	823
Professional fees	237	32	268
Other operating expenses	421	46	466
Total expenses	1,361	197	1,557
OTHER INCOME (LOSS)
Net realized gains (losses) on real estate securities	(3,006)	888	(2,117)
Net realized gains on derivative instruments	8,376	—	8,376
Change in net unrealized gains (losses) on real estate securities	(45,784)	155	(45,629)
Change in net unrealized gains on derivative instruments	28,286	—	28,286
Total other income (loss)	(12,128)	1,043	(11,084)
NET INCOME (LOSS)	$(9,704)	$1,129	$(8,574)
NET INCOME (LOSS) PER COMMON SHARE
Basic	$(1.55)	$0.69	$(2.17)
WEIGHTED AVERAGE SHARES OUTSTANDING	6,248,763	1,633,378	3,953,820

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	June 30, 2013	March 31, 2013	December 31, 2012(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$52,345	$20,098	$18,161
Real estate securities, at fair value	1,351,479	12,360	13,596
Due from brokers	41,604	—	—
Derivative assets, at fair value	31,266	—	—
Receivable for securities sold	15,963	—	—
Interest receivable	3,943	43	39
Other assets	367	439	360
Total Assets	1,496,967	32,940	32,156
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	1,215,696	—	—
Payable for securities purchased	77,136	—	—
Due to brokers	27,887	—	—
Derivative liabilities, at fair value	2,980	—	—
Dividend payable	1,279	—	—
Accrued expenses	1,360	728	1,076
Management fee payable	703	119	116
Interest payable	353	—	—
Total Liabilities	1,327,394	847	1,192
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (9,133,378, 1,633,378, and 1,633,378 shares issued and outstanding, respectively)	91	16	16
Additional paid-in-capital	181,061	32,674	32,674
Accumulated deficit	(11,579)	(597)	(1,726)
Total Shareholders' Equity	169,573	32,093	30,964
Total Liabilities and Shareholders' Equity	$1,496,967	$32,940	$32,156

(1)	Derived from audited financial statements as of December 31, 2012.